Exhibit 5.1

[LETTERHEAD OF MCGUIREWOODS LLP]

April 28, 2011

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (File No. 333-158663) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the Prospectus dated April 20, 2009 constituting a part thereof, as supplemented by the Prospectus Supplement dated April 21, 2009 (as so supplemented, the “Prospectus”), relating to the issuance and sale from time to time by the Corporation of its Senior Medium-Term Notes, Series L, and its Subordinated Medium-Term Notes, Series L (collectively referred to herein as the “Medium-Term Notes”). The Medium-Term Notes are to be issued and sold from time to time as set forth in the Prospectus and amendments or supplements thereto.

The Medium-Term Notes to be are issued under the terms of (a) the Senior Indenture dated January 1, 1995 between the Corporation (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, a Third Supplemental Indenture dated as of July 28, 2004, a Fourth Supplemental Indenture dated as of April 28, 2006, a Fifth Supplemental Indenture dated as of December 1, 2008 and a Sixth Supplemental Indenture dated as of February 23, 2011 (as so supplemented, and as further supplemented or amended from time to time, the “Senior Indenture”) or (b) the Subordinated Indenture dated January 1, 1995 between the Corporation (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of August 28, 1998, a Second Supplemental Indenture dated as of January 25, 2007 and a Third Supplemental Indenture dated as of February 23, 2011 (as so supplemented, and as further supplemented or amended from time to time, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”).

As such counsel to the Corporation, we have examined and are familiar with such originals, photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of

Bank of America Corporation

April 28, 2011

officers of the Corporation and its subsidiaries and of public officials, and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. As to certain factual matters relevant to this opinion, we have relied upon certificates or other comparable documents of public officials, certain representations of the Corporation and statements and certifications of officers or other appropriate representatives of the Corporation and its subsidiaries.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that when the terms of the Medium-Term Notes have been duly authorized and established, and when the Medium-Term Notes have been duly completed, executed, authenticated and delivered, in accordance with (i) the terms of the Senior Indenture or the Subordinated Indenture, as applicable, and (ii) the applicable underwriting or distribution agreement, against payment of the consideration therefor, the Medium-Term Notes will constitute legal, valid and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any Medium-Term Note: (i) the Board of Directors or a duly authorized committee appointed thereby shall have duly authorized the issuance and sale of such Medium-Term Note and duly established the terms of such Medium-Term Note and such terms shall have been established by action taken pursuant to the authority of the Board of Directors or such committee and such authorization shall not have been modified or rescinded; (ii) the Corporation shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (iv) the Indentures and the Medium-Term Notes have been duly authorized, completed, executed and delivered by, and are each valid, binding and enforceable agreements or obligations, as applicable, of each party thereto (other than as expressly covered above in respect of the Corporation); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Medium-Term Note. We have also assumed that none of the terms of any Medium-Term Note to be established subsequent to the date hereof, nor the issuance and delivery of such Medium-Term Note, nor the compliance by the Corporation with the terms of such Medium-Term Note will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Corporation, or any restriction imposed by any court or governmental body having jurisdiction over the Corporation.

Bank of America Corporation

April 28, 2011

In addition, with respect to any Medium-Term Note denominated or payable in a currency other than U.S. dollars, we call your attention to the fact that, as of the date of this opinion, a judgment for money in an action based on securities or instruments denominated in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the foreign currency in which a particular security or instrument is denominated into U.S. dollars will depend upon various factors, including the court in which the judgment is entered. We express no opinion as to whether a court would award a judgment in a currency other than U.S. dollars or the particular date or rate of exchange that would be used by such court in the entry of a judgment.

In rendering this opinion, we are not expressing an opinion as to any matters governed by the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we express no opinion as to the applicability of the laws of any other jurisdiction or as of any other date.

We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Medium-Term Notes and to the filing of a copy of this opinion as part of the Corporation’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement. In addition, if a supplement to the Prospectus relating to the offer and sale of any particular Medium-Term Note or Medium-Term Notes is prepared and filed by the Corporation with the Commission on a future date, and the supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to such reference to us and our opinion in substantially such form:

“In the opinion of McGuireWoods LLP, as counsel to the Corporation, when the notes offered hereby have been completed and executed by the Corporation, and authenticated by the trustee in accordance with the provisions of the [Senior Indenture] [Subordinated Indenture], and delivered against payment therefor as contemplated herein, such notes will be legal, valid and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and

Bank of America Corporation

April 28, 2011

delivery of the [Senior Indenture] [Subordinated Indenture], the validity, binding nature and enforceability of the [Senior Indenture] [Subordinated Indenture] with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to a Current Report on Form 8-K of the Corporation dated April 28, 2011. [This opinion is also subject to the limitations, as stated in such letter, of the enforcement of Medium-Term Notes denominated or payable in a currency other than U.S. dollars.]”

In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MCGUIREWOODS LLP